EXHIBIT 10.5.1

FIRST AMENDMENT TO

MORTGAGE PARTNERSHIP FINANCE®

SERVICES AGREEMENT

THIS FIRST AMENDMENT TO THE SERVICES AGREEMENT (the “Amendment”) is made as of the 8th day of May, 2000, between the FEDERAL HOME LOAN BANK OF CHICAGO (the “MPF® Provider”) and the FEDERAL HOME LOAN BANK OF PITTSBURGH (the “Pittsburgh Bank”).

RECITALS:

WHEREAS, the Pittsburgh Bank and the MPF Provider have previously entered into that certain MORTGAGE PARTNERSHIP FINANCE Services Agreement dated April 30, 1999 (the “Agreement”) pursuant to which the parties agreed, among other things, to make the MORTGAGE PARTNERSHIP FINANCE (MPF) Program available to members of the Pittsburgh Bank; and

WHEREAS, other Federal Home Loan Banks participating in the MPF Program (“MPF Banks”) have requested certain changes which would effect the Clearing Account established by the Pittsburgh Bank as required by the Agreement, and the MPF Provider is willing to make such changes.

NOW THEREFORE, in consideration of the foregoing recitals and the covenants contained herein and in the Agreement, the parties here agree as follows:

1. The Agreement is hereby amended by deleting Section 5.11.3. in its entirety and substituting the following in its place:

Section 5.11.3. Interest on Clearing Account.

The MPF Provider will credit to the Pittsburgh Bank’s Clearing Account interest on the outstanding balance thereof from time to time at the rate of interest paid by the MPF Provider to all MPF Banks under the MPF Program, as the same is published in the FHLB Guide from time to time (the “MPF Bank Rate”). Until such time as the MPF Bank Rate is published in the FHLB Guide, the MPF Bank Rate, for any day, shall be equal to the MPF Provider’s Fed Funds Rate for that day less 5 basis points (0.05%). For purposes of this Agreement, the term “Fed Funds Rate” shall mean, for any day, a rate equal to the weighted average rate the MPF Provider earns on its overnight investments in the federal funds market, determined as of the close of business for that day. In the event that any withdrawal from the Pittsburgh Bank’s Clearing Account shall cause the balance in such account to become negative, such deficit shall be deemed a loan from the MPF Provider to the Pittsburgh Bank, payable upon demand and bearing interest at a the rate charged by the MPF Provider to all MPF Banks under the MPF Program, as the same is published in the FHLB Guide from time to time (the “MPF Bank Default Rate”). Until such time as the MPF Bank Default Rate is published in the FHLB Guide, the MPF Bank Default Rate, for any day, shall be equal to the MPF Bank Rate for that day plus 200 basis points (2.0%).

2. Except for the foregoing amendment, the Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

FEDERAL HOME LOAN BANK OF CHICAGO		FEDERAL HOME LOAN BANK OF PITTSBURGH

By:	/s/ Kenneth L. Gould	By:	/s/ Craig C. Howie
Name:	KENNETH L. GOULD	Name:	Craig C. Howie
Title:	EXECUTIVE VICE PRESIDENT	Title:	Senior Vice President and Chief Credit Officer

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